Exhibit 10.1

Patina Oil & Gas Corporation

Long-Term Incentive Program for Chief Executive Officer

Program Terms

•	One time award opportunity, operating for the three year period January 1, 2004 through December 31, 2006

•	Total opportunity for the three year period is $0 to $1,500,000

•	Annual opportunity is $0 to $500,000

•	Each annual assessment will consider both current (twelve months) and long-term (intended as up to 3 years) performance

•	Annual vs. end of cycle calculations—any award opportunity not earned in each of the first two years (2004 and 2005) will be carried over to the end of the three year cycle (2006), to

—	Reinforce the long-term nature of program

—	Allow for a recovery if lower performance achieved in one or both of the first two years

•	Awards are earned each year and are subject to continued employment for the three year period

•	Awards will be paid at the end of the three year period in either cash or via a cash contribution to the deferred compensation plan (without additional vesting restrictions and subject to any applicable restrictions on contributions to the deferred compensation plan)

•	Vesting (and payout) on full amount ($1,500,000) shall occur prior to the end of the three year period as a result of:

—	Termination of CEO by the Company if other than for “Cause” or resignation for “Good Reason” by CEO (as defined in the Employment Agreement between CEO and Company)

—	Termination of CEO in connection with a “Change in Control” (as defined in the Employment Agreement)

—	Death or “Permanent Disability” of CEO (as defined in the Employment Agreement)

• Performance Criteria	Weighting
— Financial and Operational Evaluation	1/3
– Reserve replacement
– Production growth
– Financial performance
– Management team
Effectiveness
Succession plans
— Strategic Performance	2/3
– Total shareholder return
– Implementation of strategic initiatives
– Location, procurement and successful integration of acquisitions

•	Performance criteria are intended as a guide for the annual and end of period assessment decision; other factors may be considered in the sole discretion of the Compensation Committee

•	Performance assessment will consider both the Company’s performance against internal budgets and comparative performance against a peer group of companies

•	Perspective for assessing performance (actual awards may be at any point along the spectrum of 0% to 100%)

Performance Level	% of Opportunity Earned
Acceptable	1/3
Good	2/3
Outstanding	100%

•	Assessing performance for Total Shareholder Return (TSR)

—	Patina’s relative TSR will be measured over each of the three rolling three year periods (2004 evaluates 2002–2004, etc.) evaluated against one of four discrete points (no interpolation between levels)

Patina’s Relative Performance	% of Opportunity Earned
Below median	0%
Median	1/3
Top two deciles	2/3
Top decile	100%

—	Beginning and ending stock values shall be calculated as 30 day average closing stock prices for the Company and the peer group companies (equalizing for stocks paying cash dividends)

•	Program is not intended to qualify under the provisions of 162(m) of the Internal Revenue Code.

•	All determinations under the Program are made by the Compensation Committee in its sole discretion. The Compensation Committee has the authority to amend or terminate the Program.

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